CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1/A (Amendment No. 2) of our report dated March 10, 2009 with respect to the audited financial statements of QE Brushes, Inc. for the year ended December 31, 2008.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone−bailey.com
Houston, Texas

August 3, 2009